Exhibit 99.2

Report of Independent Auditors

To Management of

Kite Realty Group Trust:

We have audited the combined statement of revenues and certain expenses of Plaza Volente and Indian River Square (the “Shopping Centers”) for the year ended December 31, 2004. The combined financial statement is the responsibility of the Shopping Centers’ management. Our responsibility is to express an opinion on this combined financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free of material misstatement. We were not engaged to perform an audit of the Shopping Centers’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Shopping Centers’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for inclusion in Form 8-K of Kite Realty Group Trust and is not intended to be a complete presentation of the Shopping Centers’ revenues and expenses.

In our opinion, the combined financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Shopping Centers as described in Note 1 for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

Indianapolis, Indiana
April 15, 2005	Ernst & Young LLP

Plaza Volente and Indian River Square

Combined Statements of Revenues and Certain Expenses

	Interim
	Period Ended	Year Ended
	May 15, 2005	December 31, 2004
	(unaudited)
Revenues:
Base rents	$1,510,697	$1,194,822
Tenant reimbursements	450,340	292,153
Other property related revenue	1,614	1,496
Lease settlement income (Note 3)	—	2,171,250
Total rental revenue	1,962,651	3,659,721

Certain expenses:
Utilities	37,768	53,630
Insurance	53,109	55,543
Management fee	55,484	86,735
Repairs and maintenance	113,247	330,100
Real estate taxes	256,196	193,086
Other operating expenses	27,472	44,745
Total certain expenses	543,276	763,839

Revenues in excess of certain expenses	$1,419,375	$2,895,882

See accompanying notes.

Plaza Volente and Indian River Square

Notes to Combined Statements of Revenues and Certain Expenses

For the Year Ended December 31, 2004 and the

Unaudited Interim Period Ended May 15, 2005

1. Basis of Presentation

The accompanying historical combined statements of revenues and certain expenses relate to the operation of Plaza Volente and Indian River Square (the “Shopping Centers”) which were under common control and are located in Austin, Texas and Vero Beach, Florida, respectively. The Shopping Centers have approximately 300,000 square feet of combined gross leasable area.  Plaza Volente was constructed and commenced operations on or about October 1, 2004.

On May 16, 2005, Kite Realty Group Trust completed the acquisition of the Shopping Centers from an unaffiliated third party for approximately $52 million.

The accompanying historical 2004 combined statement of revenues and certain expenses, which represents the operating results of the Shopping Centers, has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Certain revenues, costs, and expenses that are dependent on the ownership, management, and carrying value of the Shopping Centers have been excluded from the accompanying historical combined statements. The excluded expenses consist primarily of depreciation and interest.  Consequently, the excess of revenues over certain expenses as presented is not intended to be either a complete presentation of the historical revenue and expenses or comparable to the proposed future operations of the Shopping Centers.

The preparation of the combined financial statements in conformity with the accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

The Shopping Centers are being leased to tenants under operating leases. Minimum rental income is generally recognized on a straight-line basis over the term of the lease. The leases are structured to allow for the recovery from tenants of a significant portion of the Shopping Centers’ operating expenses and real estate taxes. Property operating expenses include insurance, securities, utilities, repairs and maintenance and other related costs. The recoverable portions of these expenses are recognized as tenant reimbursement revenue in the period the applicable expenditures are incurred.

2. Interim Period (Unaudited)

The unaudited combined statement of revenues and certain expenses for the period from January 1, 2005 through May 15, 2005 has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the period ended May 15, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

3. Lease Settlement Income

During January 2004, an anchor tenant vacated its space, approximately 51,000 square feet of the gross leasable area at Indian River Square, and paid $2,171,250 to terminate its lease early.  This amount is included in lease settlement income in the accompanying 2004 combined statement of revenues and certain expenses.  The anchor space was vacant throughout 2004 and triggered the co-tenancy provisions in leases for certain of the remaining tenants.  Accordingly, minimum rent and reimbursements due from these tenants was substantially reduced.  In January 2005, a new anchor tenant opened for business in the space.  As a result, the tenants’ co-tenancy provisions were satisfied and the required minimum rent and reimbursements were reinstated.

4. Future Minimum Rents Schedule

Future minimum lease payments to be received by the Shopping Centers as of December 31, 2004 under noncancellable operating leases are as follows:

2005	$3,721,541
2006	3,688,819
2007	3,336,217
2008	3,235,648
2009	3,207,334
Thereafter	26,933,403
$44,122,962